Exhibit 21
          Subsidiaries of DataLogic International, Inc.




Subsidiary     DataLogic    IPN               DataLogic    DataLogic
Name           Consulting,  Communications,   New Mexico,  Consulting
               Inc.         Inc.              Inc.         International, Inc.
Jurisdiction
of
Incorporation  Texas        California        New Mexico   Delaware

Names under
which          DataLogic    IPN               DataLogic    DataLogic
subsidiary     Consulting,  Communications,   New Mexico,  Consulting
operates       Inc.         Inc.              Inc.         International, Inc.